Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Provention Bio, Inc. on Form S-3 (No(s). 333-252045 and 333-232995) and Form S-8 (No(s). 333-249869, 333-237113, 333-230400 and 333-226814) of our reports dated February 25, 2021, on our audits of the financial statements as of December 31, 2020 and 2019 and for each of the years in the three-year period ended December 31, 2020 and the effectiveness of Provention Bio, Inc.’s internal control over financial reporting as of December 31, 2020, which reports are included in this Annual Report on Form 10-K to be filed on or about February 25, 2021.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
February 25, 2021